Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:

Maryellen Thielen	Pat Macellaro
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces June Catastrophe Loss Estimate

NORTHBROOK, Ill., July 17, 2014 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of June 2014 of $216 million, pre-tax ($140 million after-tax).  Catastrophe losses occurring in June comprised twelve events at an estimated cost of $214 million, pre-tax, plus increased reserve reestimates of prior reported catastrophe losses.

Allstate previously announced $720 million, pre-tax ($468 million after-tax), in estimated catastrophe losses for the months of April and May 2014, which results in estimated catastrophe losses for second quarter 2014 of $936 million, pre-tax ($608 million after-tax).  Non-catastrophe frequency and severity losses for second quarter 2014 were below first quarter 2014 which was impacted by severe winter weather losses.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses. These statements are based on our estimates and assumptions that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Management believes the estimated impact of catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations. However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

•      Our policyholders’ ability to report and our ability to adjust claims may have been impeded by the extent of the devastation and the number of areas affected.

•      It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•      Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the catastrophes.

•      The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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